Exhibit 99.1

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 TEL: (415) 738-6500 FAX: (415) 738-6501 www.digitalrealty.com

Digital Realty Announces Redemption of 2.750% Notes Due 2023

San Francisco, CA – January 5, 2021 – Digital Realty (NYSE: DLR), a leading global provider of cloud- and carrier-neutral data center, colocation and interconnection solutions, announced today that its operating partnership, Digital Realty Trust, L.P., has given notice of its intention to redeem all of its outstanding 2.750% notes due 2023, pursuant to its option under the indenture governing the notes, dated as of June 23, 2015, as supplemented by a supplemental indenture dated August 7, 2017. The redemption date is February 4, 2021, and the applicable redemption price is equal to par plus a make-whole premium, plus accrued and unpaid interest thereon to, but not including, the redemption date, in accordance with the terms of the notes. As of the date hereof, there was $350,000,000 aggregate principal amount of notes outstanding.

Wells Fargo Bank, National Association is the trustee and paying agent for the notes.

About Digital Realty

Digital Realty supports the world’s leading enterprises and service providers by delivering the full spectrum of data center, colocation and interconnection solutions. PlatformDIGITAL®, the company’s global data center platform, provides customers a trusted foundation and proven Pervasive Datacenter Architecture PDx™ solution methodology for scaling digital business and efficiently managing data gravity challenges. Digital Realty’s global data center footprint gives customers access to the connected communities that matter to them with more than 280 facilities in 49 metros across 24 countries on six continents. To learn more about Digital Realty, please visit digitalrealty.com or follow us on LinkedIn and Twitter.

For Additional Information

Andrew P. Power

Chief Financial Officer

Digital Realty

(415) 738-6500

Investor Relations

John J. Stewart

Digital Realty

(415) 738-6500

investorrelations@digitalrealty.com

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the timing of the redemption. For a list and description of such risks and uncertainties, see the reports and other filings by the company with the U.S. Securities and Exchange Commission. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.